FOR IMMEDIATE RELEASE

ENERJEX RESOURCES TO PRESENT AT GLOBAL HUNTER SECURITIES ENERGY
CONFERENCE IN CHICAGO

San Antonio, Texas (June 23, 2014) – EnerJex Resources, Inc. (NYSE MKT: ENRJ) (“EnerJex” or the “Company”), an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States, announced today that its Chief Executive Officer, Robert Watson, Jr., will present at the GHS 100 Energy Conference at the JW Marriott Hotel in Chicago, IL on Wednesday, June 25th, at 10:30 a.m. Central Time. A copy of the presentation will be available on the Company’s website at www.enerjex.com.

About EnerJex Resources

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering nearly 100,000 net acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex's operations are focused in five distinct projects where the company produces oil and natural gas from reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg ("DJ") Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by competitors on trend with the Company's properties. EnerJex's headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

Contact:

EnerJex Resources, Inc.

Robert G. Watson, Jr., CEO

(210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM